Exhibit 99.1

For Immediate Release

Cleantech Solutions International Receives $7.3 million in Orders for Wind Power Equipment

WUXI, Jiangsu, China, December 10, 2014 -- Cleantech Solutions International, Inc. ("Cleantech Solutions" or "the Company") (NASDAQ: CLNT), a manufacturer of metal components and assemblies used in in various manufacturing industries, including clean technology, textile dyeing and finishing machines, and oil and gas refineries, today announced that it received two purchase orders in early December for a total purchase price of RMB44.9 million (approximately $7.3 million) from customers in the wind power industry.

Pursuant to one of the purchase orders, Cleantech Solutions will supply shafts to a major wind turbine and electric machinery manufacturer in China, for a purchase price of approximately RMB27.0 (approximately $4.4 million). Cleantech Solutions has received an advance payment of approximately RMB5.5 million (approximately $0.9 million), or 20% of the purchase price, will receive an additional 70% upon delivery, and will receive the remaining 10% within three months after delivery provided that there are no technical problems with the equipment. The Company expects to deliver the equipment in May 2015.

Pursuant to the second purchase order, Cleantech Solutions will supply gearbox casings for wind power equipment to one of the largest industrial blower manufactures in China, for RMB17.9 million (approximately $2.9 million). Cleantech Solutions has received an advance payment of approximately RMB3.6 million (approximately $0.6 million), or 20% of the purchase price, will receive an additional 70% upon delivery, and will receive the remaining 10% within three months after delivery provided that there are no technical problems with the equipment. The Company expects to deliver the equipment in March 2015.

"We believe that the recent push by China’s leadership to support wind power spurred these orders. Although China’s wind power industry still has significant issues to address in terms of system integration, we are cautiously encouraged by the government’s support and hope that it will drive additional demand for our products," said Mr. Jianhua Wu, Chairman and CEO of Cleantech Solutions.

About Cleantech Solutions International

Cleantech Solutions is a manufacturer of metal components and assemblies, primarily used in clean technology and other industries and dyeing and finishing equipment for the textile industry and forging products, and a supplier of fabricated products and machining services to a range of clean technology customers. The Company's website is www.cleantechsolutionsinternational.com. Any information on the Company's website or any other website is not a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein referred to in this press release as anticipated, believed, estimated or expected. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including our ability to deliver and the parts and components referred to in this press release and to receive additional orders from the wind power industry and those factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the year ended December 31, 2013 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-Q for the quarter ended September 30, 2014. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Company Contact:

Cleantech Solutions International, Inc.

Adam Wasserman, CFO

E-mail: adamw@cleantechsolutionsinternational.com

Web: www.cleantechsolutionsinternational.com

Elaine Ketchmere, CFA

Compass Investor Relations

Phone: +1-310-528-3031

E-mail: eketchmere@compass-ir.com

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